Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Option and Incentive Plan and the 2015 Employee Stock Purchase Plan of Blueprint Medicines Corporation of our reports dated February 26,  2019, with respect to the consolidated financial statements of Blueprint Medicines Corporation and the effectiveness of internal control over financial reporting of Blueprint Medicines Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 26,  2019